AMENDMENT TO THE
VRDP SHARES FEE AGREEMENT

AMENDMENT TO THE VRDP SHARES FEE AGREEMENT dated as of February 12, 2020 (this “Amendment”)

BETWEEN:

(1) BLACKROCK MUNIHOLDINGS INVESTMENT QUALITY FUND, a closed-end investment company organized as a Massachusetts business trust, as issuer (the “Fund”); and

(2) BANK OF AMERICA, N.A., a national banking association, including its successors and assigns, as liquidity provider (the “Liquidity Provider”).

WHEREAS:

The Fund issued its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”) pursuant to the Certificate of Designation Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, dated as of June 28, 2011, as amended from time to time;

The Fund entered into the VRDP Shares Fee Agreement with the Liquidity Provider, dated as of June 30, 2011 (the “VRDP Shares Fee Agreement”), relating to the VRDP Shares;

The Fund and the Liquidity Provider wish to modify certain provisions of the VRDP Shares Fee Agreement in respect of the rights and obligations of the Fund and the Liquidity Provider under the VRDP Shares Fee Agreement as set forth herein.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Any capitalized terms used in this Amendment but not defined herein shall have the meanings given to such capitalized terms in the VRDP Shares Fee Agreement.

ARTICLE II
MODIFICATION TO THE VRDP SHARES FEE AGREEMENT

SECTION 2.01. Confidentiality.

The second paragraph of Section 8.15 of the VRDP Shares Fee Agreement is hereby deleted in its entirety and replaced with the following:

Each party agrees to hold all Confidential Information in confidence, that it will not disclose any Confidential Information to any Person, other than (i) directors, trustees, officers, employees, agents or representatives (including those of a legal nature) (collectively, the “Representatives”) or (ii) any affiliates of such party (including the Representatives of any such affiliates), who have a need to know such information in connection with the transactions contemplated by this Agreement or any other Related Document (the “Transactions”), and that it will not use any such Confidential Information for purposes other than in connection with the Transactions. Notwithstanding the restrictions listed in the preceding sentence, copies of the Related Documents, Remarketing Memorandum or Remarketing Materials may be distributed to prospective investors in tender option bond trusts (or similar investment vehicles) into which the VRDP Shares have or may be deposited for the purpose of such investor’s evaluation of an investment in such tender option bond trust (or similar investment vehicle).  For the avoidance of doubt, any Ratings Agency rating the VRDP Shares at the request of the Fund shall not be deemed to be a Representative for purposes of this Section 8.15 and will not be subject to the obligations of this Section 8.15. Each party agrees to inform its Representatives and affiliates, and cause its affiliates to inform the Representatives of such affiliates, of the confidential and valuable nature of the Confidential Information and of its obligations under this Section 8.15. Each party shall be responsible and liable for any breach of this Section 8.15 by its Representatives, affiliates and Representatives of its affiliates. Each party agrees to use reasonable care and implement reasonable controls, but in all events at least the same degree of care and controls that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure or availability of Confidential Information.

The third paragraph of Section 8.15 of the VRDP Shares Fee Agreement is hereby deleted in its entirety and replaced with the following:

It is understood and agreed that no information shall be within the protection of this Section 8.15 where such information: (a) is or becomes publicly available through no fault of either party, its Representatives, its affiliates or the Representatives of such affiliates, (b) is authorized to be released by the disclosing party, (c) is rightly obtained from a third party, who, to the receiving party’s knowledge, is not under obligation of confidentiality, (d) is required to be disclosed as a matter of law or legal process or (e) is made available to any regulatory body. Furthermore, the obligations of confidentiality set out in this Section 8.15 shall not extend to Confidential Information that is disclosed to Holders or Beneficial Owners or potential Holders or Beneficial Owners, in each case in their capacity as such, in the Remarketing Memorandum or the Remarketing Materials, in notices to Holders or Beneficial Owners pursuant to one or more of the Related Documents or pursuant to the Fund’s or the Liquidity Provider’s informational obligations under Rule 144A(d)(4) or other reporting obligation of the Securities and Exchange Commission.

The following is added as the sixth paragraph of Section 8.15 of the VRDP Shares Fee Agreement:

The Liquidity Provider and its affiliates will not be precluded in any manner or in any way from providing, arranging or participating in any financing for, providing advisory or other services to third parties in, or acting as a principal in, transactions which may involve the Fund or any other party; provided that, the Liquidity Provider and its affiliates do not disclose any Confidential Information in connection therewith.

The following is added as the seventh paragraph of Section 8.15 of the VRDP Shares Fee Agreement:

Notwithstanding anything to the contrary contained in this Agreement or any other express or implied agreement to the contrary, each party (and its Representatives and affiliates) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of an investment in the VRDP Shares and all materials of any kind that are provided to the party relating to such tax treatment and tax structure (as such terms are defined in U.S. Treasury regulation section 1.6011-4).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this Article III are given hereunder by the Fund to the Liquidity Provider on the date hereof.

SECTION 3.01. Existence.

The Fund is validly existing as a business trust under the laws of the State of Massachusetts, with full right and power to execute, deliver and perform its obligations under this Amendment.

SECTION 3.02. Authorization; Contravention.

The execution, delivery and performance by the Fund of this Amendment are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund, except for such violations or contraventions which would not have a material adverse effect on the Fund’s ability to pay when due and otherwise perform its obligations under this Amendment; provided, however, that the foregoing exception shall not apply to any violation or contravention of the Fund’s charter.

SECTION 3.03. Binding Effect.

This Amendment constitutes a valid and binding agreement of the Fund, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 3.04. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency or bureau required to be obtained in connection with the execution, delivery, performance, validity or enforceability against the Fund of this Amendment have been obtained and are in full force and effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE LIQUIDITY PROVIDER

The representations and warranties set out in this Article IV are given hereunder by the Liquidity Provider to the Fund on the date hereof.

SECTION 4.01. Existence.

The Liquidity Provider is a national banking association duly organized and validly existing under the laws of the United States. The Liquidity Provider has all requisite power and authority to execute and deliver, and to perform its obligations under, this Amendment.
SECTION 4.02. Authorization; Contravention.

The execution, delivery and performance by the Liquidity Provider of this Amendment are within the Liquidity Provider’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Liquidity Provider or result in the creation or imposition of any lien or encumbrance on any asset of the Liquidity Provider, except for such violations or contraventions which would not have a material adverse effect on the Liquidity Provider’s ability to pay when due and otherwise perform its obligations under this Amendment; provided, however, that the foregoing exception shall not apply to any violation or contravention of the Liquidity Provider’s charter.

SECTION 4.03. Binding Effect.

This Amendment constitutes a valid and binding agreement of the Liquidity Provider, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 4.04. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency or bureau required to be obtained in connection with the performance of the Liquidity Provider under, or the execution, delivery by, or the validity or enforceability against, the Liquidity Provider of, this Amendment have been obtained and are in full force and effect.

ARTICLE V
MISCELLANEOUS

SECTION 5.01. Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party. Any assignment without such prior written consent shall be void.

SECTION 5.02. Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 5.03. Waiver of Jury Trial.

The Fund and the Liquidity Provider hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Amendment.

SECTION 5.04. Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
SECTION 5.05. Beneficiaries.

This Amendment is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

SECTION 5.06. Personal Liability.

This Amendment is executed by or on behalf of the trustees of the Fund solely in their capacity as such trustees, and shall not constitute their personal obligation either jointly or severally in their individual capacities. In accordance with the Fund’s charter, no trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise under this Amendment and the Fund shall be solely liable therefor; all parties hereto shall look solely to the Fund property for the payment of any claim, or the performance of any obligation, hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIHOLDINGS INVESTMENT QUALITY FUND, as Issuer

By: /s/ Jonathan Diorio
Name: Jonathan Diorio
Title: Vice President

BANK OF AMERICA, N.A., as Liquidity Provider

By: /s/ Michael Jentis
Name: Michael Jentis
Title: Authorized Signatory